Exhibit 5.1

25 January 2011	Our Ref: AJR/AOD/M4237-H05520
Melco Crown Entertainment Limited
36th Floor
The Centrium
60 Wyndham Street
Central
Hong Kong
Dear Sirs
MELCO CROWN ENTERTAINMENT LIMITED
We have acted as Cayman Islands legal advisers to Melco Crown Entertainment Limited (the “Company”) in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 25 January 2011 relating to the offering of American Depositary Shares by the Company (the “Offering”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.
For the purposes of giving this opinion, we have examined copies or originals of the following documents:
1.	the Certificate of Incorporation dated 17 December 2004, the Certificate of Incorporation on Change of Name dated 9 August 2006 and 2 June 2008, the Memorandum and Articles of Association as registered on 17 December 2004, the Amended and Restated Memorandum and Articles of Association as registered on 26 January 2005, the Amended and Restated Articles of Association as conditionally adopted by special resolution on 1 December 2006 and becoming effective on 18 December 2006, the Amended and Restated Memorandum and Articles of Association as adopted by special resolution on 19 May 2009, the minute book, the Register of Members, Register of Directors and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands on 13 January 2011;

2.	a Certificate of Good Standing dated 13 January 2011 issued by the Registrar of Companies;

3.	a copy of executed written resolutions of the directors of the Company dated 15 January 2008; and

4.	a draft Registration Statement provided to us on 25 January 2011.

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We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.
Based on the foregoing and subject to the assumptions below, we are of the opinion that under, and subject to, the laws of the Cayman Islands:
1.	The Company has been duly incorporated as an exempted company with limited liability and is validly existing under the laws of the Cayman Islands.

2.	The authorised share capital of the Company is US$25,000,000 divided into 2,500,000,000 ordinary shares of a nominal or par value US$0.01 each (each a “Share”).

3.	The issue and allotment of all the Shares pursuant to the Offering has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and when appropriate entries have been made in the register of members of the Company, the Shares will be legally issued and allotted, credited as fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).
We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Taxation”, “Enforceability of Civil Liabilities”, “Legal Matters” and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.
We have assumed that:
1.	the originals of all documents examined in connection with this opinion are authentic, all signatures, initials and seals are genuine, all such documents purporting to be sealed have been so sealed and all copies are complete and conform to their originals.

2.	there is no contractual or other provision (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from enter into and performing its obligations as contemplated in the Offering.

3.	the Certificate of Incorporation dated 17 December 2004, the Certificate of Incorporation on Change of Name dated 9 August 2006, the Memorandum and Articles of Association as registered on 17 December 2004, the Amended and Restated Memorandum and Articles of Association as registered on 26 January 2005, the Amended and Restated Articles of Association as conditionally adopted by special resolution on 1 December 2006 and becoming effective on 18 December 2006, the Amended and Restated Memorandum and Articles of Association as adopted by special resolution on 19 May 2009, the minute book, the Register of Members, Register of Directors and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands on 13 January 2011 are true and correct copies of the originals of the same and are complete and accurate and constitute

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a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.
To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.
The term “non-assessable” used in opinion paragraph 3 is not a term that is recognised under the laws of the Cayman Islands. It is used in opinion paragraph 3 to mean that no further sums are payable to the Company with respect to the holding of such shares in the Company.
This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.
This opinion shall be construed in accordance with the laws of the Cayman Islands.
Yours faithfully

/s/ Walkers

WALKERS